UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

VERASTEM, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

92337C203

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 92337C203

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Soleus Private Equity Fund III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,333,332 (1)(2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,333,332 (1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,333,332 (1)(2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

FOOTNOTES

(1)	The shares reported in this row are held directly by Soleus Private Equity Fund III, L.P. (“Soleus PE”). Soleus Private Equity GP III, LLC (“Soleus PE GP”) is the sole general partner of Soleus PE, Soleus PE GP III, LLC is the sole manager of Soleus PE GP, Soleus Capital Management, L.P. (“Soleus Capital Management”) is the investment manager for Soleus PE and for Soleus Capital Master Fund, L.P. (“Master Fund”), and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus PE GP III, LLC and of Soleus GP, LLC. Each of Mr. Levy, Soleus PE GP III, LLC, Soleus PE GP, Soleus Capital Management and Soleus GP, LLC disclaims beneficial ownership of these shares held by Soleus PE other than for the purpose of determining their obligations under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the filing of this report shall not be deemed an admission that any of Mr. Levy, Soleus PE GP III, LLC, Soleus PE GP, Soleus Capital Management or Soleus GP, LLC is the beneficial owner of such shares for any other purpose.

(2)	Includes presently exercisable warrants to purchase up to 1,166,666 shares of the common stock of Verastem, Inc. (the “Issuer”) at an initial exercise price of $3.50 per share.

(3)	This percentage is calculated based upon 44,506,526 shares of the common stock of the Issuer outstanding as of November 5, 2024, as set forth on the cover of the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024 that was filed with the Securities and Exchange Commission on November 6, 2024 (the “Form 10-Q”).

CUSIP NO. 92337C203

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Soleus Private Equity GP III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,333,332 (1)(2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,333,332 (1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,333,332 (1)(2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

FOOTNOTES

(1)	The shares reported in this row are held directly by Soleus PE. Soleus PE GP is the sole general partner of Soleus PE, Soleus PE GP III, LLC is the sole manager of Soleus PE GP, Soleus Capital Management is the investment manager for Soleus PE and for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus PE GP III, LLC and of Soleus GP, LLC. Each of Mr. Levy, Soleus PE GP III, LLC, Soleus PE GP, Soleus Capital Management and Soleus GP, LLC disclaims beneficial ownership of these shares held by Soleus PE other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of Mr. Levy, Soleus PE GP III, LLC, Soleus PE GP, Soleus Capital Management or Soleus GP, LLC is the beneficial owner of such shares for any other purpose.

(2)	Includes presently exercisable warrants to purchase up to 1,166,666 shares of the common stock of the Issuer at an initial exercise price of $3.50 per share.

(3)	This percentage is calculated based upon 44,506,526 shares of common stock of the Issuer outstanding as of November 5, 2024, as set forth on the cover of the Form 10-Q.

CUSIP NO. 92337C203

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Soleus PE GP III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,333,332 (1)(2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,333,332 (1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,333,332 (1)(2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

FOOTNOTES

(1)	The shares reported in this row are held directly by Soleus PE. Soleus PE GP is the sole general partner of Soleus PE, Soleus PE GP III, LLC is the sole manager of Soleus PE GP, Soleus Capital Management is the investment manager for Soleus PE and for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus PE GP III, LLC and of Soleus GP, LLC. Each of Mr. Levy, Soleus PE GP III, LLC, Soleus PE GP, Soleus Capital Management and Soleus GP, LLC disclaims beneficial ownership of these shares held by Soleus PE other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of Mr. Levy, Soleus PE GP III, LLC, Soleus PE GP, Soleus Capital Management or Soleus GP, LLC is the beneficial owner of such shares for any other purpose.

(2)	Includes presently exercisable warrants to purchase up to 1,166,666 shares of the common stock of the Issuer at an initial exercise price of $3.50 per share.

(3)	This percentage is calculated based upon 44,506,526 shares of common stock of the Issuer outstanding as of November 5, 2024, as set forth on the cover of the Form 10-Q.

CUSIP NO. 92337C203

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Soleus Capital Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,661,297 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,661,297 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,661,297 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) FI

FOOTNOTES

(1)	The shares reported in this row are held directly by Master Fund. Soleus Capital, LLC is the sole general partner of Master Fund, Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC, Soleus Capital Management is the investment manager for Soleus PE and for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus Capital Group, LLC and of Soleus GP, LLC. Each of Soleus Capital Group, LLC, Soleus Capital, LLC, Soleus Capital Management, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Master Fund other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of Soleus Capital Group, LLC, Soleus Capital, LLC, Soleus Capital Management, Soleus GP, LLC or Mr. Levy is the beneficial owner of such shares for any other purpose.

(2)	This percentage is calculated based upon 44,506,526 shares of common stock of the Issuer outstanding as of November 5, 2024, as set forth on the cover of the Form 10-Q.

CUSIP NO. 92337C203

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Soleus Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,661,297 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,661,297 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,661,297 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

FOOTNOTES

(1)	The shares reported in this row are held directly by Master Fund. Soleus Capital, LLC is the sole general partner of Master Fund, Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC, Soleus Capital Management is the investment manager for Soleus PE and for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus Capital Group, LLC and of Soleus GP, LLC. Each of Soleus Capital Group, LLC, Soleus Capital, LLC, Soleus Capital Management, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Master Fund other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of Soleus Capital Group, LLC, Soleus Capital, LLC, Soleus Capital Management, Soleus GP, LLC or Mr. Levy is the beneficial owner of such shares for any other purpose.

(2)	This percentage is calculated based upon 44,506,526 shares of common stock of the Issuer outstanding as of November 5, 2024, as set forth on the cover of the Form 10-Q.

CUSIP NO. 92337C203

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Soleus Capital Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,661,297 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,661,297 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,661,297 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

FOOTNOTES

(1)	The shares reported in this row are held directly by Master Fund. Soleus Capital, LLC is the sole general partner of Master Fund, Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC, Soleus Capital Management is the investment manager for Soleus PE and for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus Capital Group, LLC and of Soleus GP, LLC. Each of Soleus Capital Group, LLC, Soleus Capital, LLC, Soleus Capital Management, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held by Master Fund other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of Soleus Capital Group, LLC, Soleus Capital, LLC, Soleus Capital Management, Soleus GP, LLC or Mr. Levy is the beneficial owner of such shares for any other purpose.

(2)	This percentage is calculated based upon 44,506,526 shares of common stock of the Issuer outstanding as of November 5, 2024, as set forth on the cover of the Form 10-Q.

CUSIP NO. 92337C203

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Soleus Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,994,629 (1)(2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,994,629 (1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,994,629 (1)(2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.7% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

FOOTNOTES

(1)	The shares reported in this row are held directly by Soleus PE and by Master Fund. Soleus PE GP is the sole general partner of Soleus PE, Soleus PE GP III, LLC is the sole manager of Soleus PE GP, Soleus Capital Management is the investment manager for Soleus PE, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Soleus Capital, LLC is the sole general partner of Master Fund, Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC, Soleus Capital Management is the investment manager for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus PE GP III, LLC, Soleus Capital Group, LLC and Soleus GP, LLC. Each of Soleus PE GP, Soleus PE GP III, LLC, Soleus Capital, LLC, Soleus Capital Group, LLC, Soleus Capital Management, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held directly by Soleus PE and Master Fund other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of Soleus PE GP, Soleus PE GP III, LLC, Soleus Capital, LLC, Soleus Capital Group, LLC, Soleus Capital Management, Soleus GP, LLC or Mr. Levy is the beneficial owner of such shares for any other purpose.

(2)	Includes presently exercisable warrants to purchase up to 1,166,666 shares of the common stock of the Issuer at an initial exercise price of $3.50 per share.

(3)	This percentage is calculated based upon 44,506,526 shares of common stock of the Issuer outstanding as of November 5, 2024, as set forth on the cover of the Form 10-Q.

CUSIP NO. 92337C203

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Soleus GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,994,629 (1)(2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,994,629 (1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,994,629 (1)(2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.7% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

FOOTNOTES

(1)	The shares reported in this row are held directly by Soleus PE and by Master Fund. Soleus PE GP is the sole general partner of Soleus PE, Soleus PE GP III, LLC is the sole manager of Soleus PE GP, Soleus Capital Management is the investment manager for Soleus PE, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Soleus Capital, LLC is the sole general partner of Master Fund, Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC, Soleus Capital Management is the investment manager for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus PE GP III, LLC, Soleus Capital Group, LLC and Soleus GP, LLC. Mr. Levy disclaims beneficial ownership of these shares held directly by Soleus PE and Master Fund, and this report shall not be deemed an admission that he is the beneficial owner of such shares for purposes of Section 13(d) of the Exchange Act, or for any other purpose, except to the extent of his pecuniary interest therein.

(2)	Includes presently exercisable warrants to purchase up to 1,166,666 shares of the common stock of the Issuer at an initial exercise price of $3.50 per share.

(3)	This percentage is calculated based upon 44,506,526 shares of common stock of the Issuer outstanding as of November 5, 2024, as set forth on the cover of the Form 10-Q.

CUSIP NO. 92337C203

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Guy Levy
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,994,629 (1)(2)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,994,629 (1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,994,629 (1)(2)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.7% (3)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

FOOTNOTES

(1)	The shares reported in this row are held directly by Soleus PE and by Master Fund. Soleus PE GP is the sole general partner of Soleus PE, Soleus PE GP III, LLC is the sole manager of Soleus PE GP, Soleus Capital Management is the investment manager for Soleus PE, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Soleus Capital, LLC is the sole general partner of Master Fund, Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC, Soleus Capital Management is the investment manager for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. Guy Levy is the sole managing member of each of Soleus PE GP III, LLC, Soleus Capital Group, LLC and Soleus GP, LLC. Mr. Levy disclaims beneficial ownership of these shares held directly by Soleus PE and Master Fund, and this report shall not be deemed an admission that he is the beneficial owner of such shares for purposes of Section 13(d) of the Exchange Act, or for any other purpose, except to the extent of his pecuniary interest therein.

(2)	Includes presently exercisable warrants to purchase up to 1,166,666 shares of the common stock of the Issuer at an initial exercise price of $3.50 per share.

(3)	This percentage is calculated based upon 44,506,526 shares of common stock of the Issuer outstanding as of November 5, 2024, as set forth on the cover of the Form 10-Q.

Item 1.

(a)	Name of Issuer

Verastem, Inc.

(b)	Address of Issuer’s Principal Executive Offices

117 Kendrick Street, Suite 500

Needham, MA 02494

Item 2.

(a)	Name of Person(s) Filing

Soleus Private Equity GP III, LLC

Soleus Private Equity Fund III, L.P.

Soleus PE GP III, LLC

Soleus Capital Master Fund, L.P.

Soleus Capital, LLC

Soleus Capital Group, LLC

Soleus Capital Management, L.P.

Soleus GP, LLC

Guy Levy

(b)	Address of Principal Business Office or, if none, Residence

Soleus Private Equity GP III, LLC

104 Field Point Road, 2nd Floor

Greenwich, CT 06830

Soleus Private Equity Fund III, L.P.

104 Field Point Road, 2nd Floor

Greenwich, CT 06830

Soleus PE GP III, LLC

104 Field Point Road, 2nd Floor

Greenwich, CT 06830

Soleus Capital Master Fund, L.P.

104 Field Point Road, 2nd Floor

Greenwich, CT 06830

Soleus Capital, LLC

104 Field Point Road, 2nd Floor

Greenwich, CT 06830

Soleus Capital Group, LLC

104 Field Point Road, 2nd Floor

Greenwich, CT 06830

Soleus Capital Management, L.P.

104 Field Point Road, 2nd Floor

Greenwich, CT 06830

Soleus GP, LLC

104 Field Point Road, 2nd Floor

Greenwich, CT 06830

Guy Levy

c/o Soleus Capital Management, L.P.

104 Field Point Road, 2nd Floor

Greenwich, CT 06830

(c)	Citizenship

Soleus Private Equity GP III, LLC – Delaware

Soleus Private Equity Fund III, L.P. – Delaware

Soleus PE GP III, LLC – Delaware

Soleus Capital Master Fund, L.P. – Cayman Islands

Soleus Capital, LLC – Delaware

Soleus Capital Group, LLC – Delaware

Soleus Capital Management, L.P. – Delaware

Soleus GP, LLC – Delaware

Guy Levy – United States

(d)	Title of Class of Securities

Common Stock, $0.0001 par value per share

(e)	CUSIP Number

92337C203

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. ☐78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

The information required by this item with respect to reach reporting person is set forth in rows 5 – 11 on the cover pages to this Schedule 13G.

As noted on the cover pages of this Schedule 13G, Soleus PE GP III, LLC is the sole manager of Soleus PE GP, Soleus PE GP is the sole general partner of Soleus PE, Soleus Capital Management is the investment manager for Soleus PE and for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. As the sole managing member of each of Soleus PE GP III, LLC and of Soleus GP, LLC, Guy Levy may be deemed to have shared power to vote or direct the vote and to dispose or to direct the disposition of the securities held directly by Soleus PE.

As noted on the cover pages of this Schedule 13G, Soleus Capital Group, LLC is the sole managing member of Soleus Capital, LLC, Soleus Capital LLC is the sole general partner of Master Fund, Soleus Capital Management is the investment manager for Soleus PE and for Master Fund, and Soleus GP, LLC is the sole general partner of Soleus Capital Management. As the sole managing member of each of Soleus Capital Group, LLC and of Soleus GP, LLC, Mr. Levy may be deemed to have shared power to vote or direct the vote and to dispose or to direct the disposition of the securities held directly by Master Fund.

Each of Soleus PE GP, Soleus PE GP III, LLC, Soleus Capital, LLC, Soleus Capital Group, LLC, Soleus Capital Management, Soleus GP, LLC and Mr. Levy disclaims beneficial ownership of these shares held directly by Soleus PE and Master Fund other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act, and the filing of this report shall not be deemed an admission that any of Soleus PE GP, Soleus PE GP III, LLC, Soleus Capital, LLC, Soleus Capital Group, LLC, Soleus Capital Management, Soleus GP, LLC or Mr. Levy is the beneficial owner of such shares for any other purpose.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose, or with the effect, of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: November 14, 2024	Soleus Private Equity Fund III, L.P.

	By:	Soleus Private Equity GP III, LLC, its General Partner

	By:	Soleus PE GP III, LLC, its Manager

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	Soleus Private Equity GP III, LLC

	By:	Soleus PE GP III, LLC, its Manager

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	Soleus PE GP III, LLC

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	Soleus Capital Master Fund, L.P.

	By:	Soleus Capital, LLC, its General Partner

	By:	Soleus Capital Group, LLC, its Managing Manager

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	Soleus Capital, LLC

	By:	Soleus Capital Group, LLC, its Managing Manager

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	Soleus Capital Group, LLC

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	Soleus Capital Management, L.P.

	By:	Soleus GP, LLC, its General Partner

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	Soleus GP, LLC

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	/s/ Guy Levy
	Name:	Guy Levy

Footnotes:

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT 99.A

EXHIBIT A

JOINT FILING AGREEMENT

Soleus Private Equity GP III, LLC, a Delaware limited liability company, Soleus Private Equity Fund III, L.P., a Delaware limited partnership, Soleus PE GP III, LLC, a Delaware limited liability company, Soleus Capital Master Fund, L.P., a Cayman Islands exempted limited partnership, Soleus Capital, LLC, a Delaware limited liability company, Soleus Capital Group, LLC, a Delaware limited liability company, Soleus Capital Management, L.P., a Delaware limited partnership, Soleus GP, LLC, a Delaware limited liability company, and Guy Levy, an individual, hereby agree to file jointly the statement on Schedule 13G to which this Joint Filing Agreement is attached, and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments hereto, filed on behalf of each of the parties hereto.

Date: November 14, 2024	Soleus Private Equity Fund III, L.P.

	By:	Soleus Private Equity GP III, LLC, its General Partner

	By:	Soleus PE GP III, LLC, its Manager

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	Soleus Private Equity GP III, LLC

	By:	Soleus PE GP III, LLC, its Manager

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	Soleus PE GP III, LLC

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	Soleus Capital Master Fund, L.P.

	By:	Soleus Capital, LLC, its General Partner

	By:	Soleus Capital Group, LLC, its Managing Manager

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	Soleus Capital, LLC

	By:	Soleus Capital Group, LLC, its Managing Manager

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	Soleus Capital Group, LLC

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	Soleus Capital Management, L.P.

	By:	Soleus GP, LLC, its General Partner

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	Soleus GP, LLC

	By:	/s/ Guy Levy
	Name:	Guy Levy
	Title:	Managing Member

Date: November 14, 2024	/s/ Guy Levy
	Name:	Guy Levy